Exhibit 10.40

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of February 1, 2005 by and between Robert P. Lanza, of Massachusetts, (hereinafter referred to as the “Executive”) and Advanced Cell Technology, Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having a place of business at Worcester, MA (hereinafter referred to as the “Company”) and its parent, Advanced Cell Technology Holdings, Inc a Nevada Corporation.  The Company hereby agrees to employ the Executive and Executive accepts such employment upon the terms and conditions set forth in this Agreement.

1. Duties.

1.1 Executive shall serve Company as Vice-President of Medical & Scientific Development during the term of this Agreement and shall perform the duties as determined by the Chief Scientific Officer who he will report to for all scientific matters.  Executive shall perform his duties at such places and times as the Company may reasonably prescribe, it being understood that these duties are initially intended to be performed in Massachusetts but may require domestic and international travel during the Employment Term.

1.2 Executive shall devote all of his time (adjustable to accommodate an academic appointment) and best efforts to the performance of his duties for the Company.

2. Term and Termination.

2.1 Term: The term of Executive’s employment under this Agreement will commence on February 1, 2005 (the “Commencement Date”) and continue for four (4) years through January 31, 2009 (the “Employment Term”) unless sooner terminated as set forth in Section 2.2 of this Agreement.  Upon expiration of the Employment Term, the parties may by mutual agreement renew this Agreement.  Such renewal must be in writing.  Upon expiration of the Employment Term, should Executive continue in the Company’s employ and the parties do not execute a written renewal or new employment agreement, Executive shall be an “Executive at will” at the same level of compensation and with the same insurance and fringe benefits as set forth herein.  With the exception of Sections 5.1 and 6 below, no other terms of this Agreement shall be applicable subsequent to the Employment Term.

2.2 Termination:

(a) Executive’s employment under this Agreement shall be terminated upon the earliest to occur of any of the following:

(i) the death of the Executive;

(ii) the Executive’s mental or physical inability to perform his duties on account of disability or incapacity for a period of six (6) or more consecutive months, as determined by a physician mutually agreed upon.

(iii) written notice to Executive that the Company(s) is terminating Executive’s employment hereunder without cause.  The executive will receive a severance payment of one year’s salary; or (b) terminating the Executive’s employment hereunder for cause.  (iv) the termination of Executive’s employment by Executive because of a material change in the duties of Executive at the direction of the Company after written notice from Executive to the Company of the specific duties and material changes in Executive’s duties to which he objects, the reasons for his objections, and his intent to terminate his employment because of such material changes, said written notice to be served on the Company by the Executive within 90 days of the Executive’s knowledge of such alleged material changes, and the Company’s failure to modify within thirty (30) days the duties of the Executive to conform to those duties currently in existence for the previous 90 days.  The sale of the Company or any other change in control of the Company shall not, in and of itself, constitute a material change in duties of the Executive.  The relocation for more than 50 miles of Executive will constitute constructive termination of executive’s employment without cause.

(v) the termination of Executive’s employment by Executive at any time for any reason including, without limitation, resignation or retirement.

(vi) the termination of Executive’s employment by Executive at any time for a material breach by the Company after written notice of such breach to the Company and the Company’s failure to cure such breach within thirty (30) days.  In that event, the company should pay the executive one year salary.  If the Executive is terminated as a result of the company being sold, merged or acquired by another company, the company should pay the executive one year of salary.

(vii) the termination of Executive’s employment by the Company at any time “for cause,” such termination to take effect immediately upon written notice from the Company to Executive.  The term “for cause” means: (i) being convicted or pleading guilty (or no contest) of a felony, fraud or convicted of a violation of criminal or civil law relating to or impacting the Executive’s performance of his duties as determined by the Board of Directors; (ii) the failure to properly perform executive’s job responsibilities, as determined reasonably and in good faith by the Board; “for cause” in this instance will mean that the executive did not make a reasonable and good faith effort to correct such failure within 30 days of notification; (iii) commission of any act of gross fraud or misconduct with respect to the Company. Upon such termination for cause, the only obligation the Company will have under this Agreement will be to pay Executive’s unpaid base salary accrued through the date of termination.

(b) Upon the termination of this Agreement pursuant to clauses (ii), (iii) except if terminated for cause, (iv) or (vi) only of Section 2.2 (a), Executive shall be entitled to receive as a severance payment an amount equal to one (1) year of his base salary or the salary, payable in regular semi-monthly installments during the twelve (12) months immediately following the Company’s termination of his employment.  Executive’s severance payments shall be reduced by the amount of disability insurance received by Executive.  Company will pay for disability insurance (at least 70% of base salary).  The severance payments will be paid in accordance with the Company’s applicable payroll provisions and shall be reduced by any applicable withholding requirements.

(c) A breach by Executive of any undertaking set forth in Section (iii) as it relates to “for cause” only, (v) or (vi) hereof shall result in an immediate termination of this Agreement and the rights of Executive hereunder.

Upon the termination of Executive’s employment for any reason, by either party, the Executive shall immediately return to the Company any property of the Company in his possession; return of this property shall be a precondition to the payment of any further compensation owed by the Company to the Executive, if any, pursuant to this Section 2.2 (b).

3. Compensation.  For all services rendered by the Executive, the Company shall pay to the Executive:

3.1 Base Salary: Base salary at the rate of $215,000 per annum, payable in equal semi-monthly installments.  Base salary is adjustable based on inflation and only upward.

3.2 Bonuses: The Company may, in its sole discretion, award additional bonuses or increase Executive’s base salary during the Employment Term based upon the Executive’s performance as determined unilaterally by the Company.  The Executive will have the opportunity to achieve a $35,000 bonus for fiscal year 2005 based upon accomplishing certain milestones established by the Chief Scientific Officer.

3.3 Stock Options: The Company shall grant to Executive stock options issued under a new Employee Stock Ownership Plan issued by Advanced Cell Technology Holdings, Inc which must have approval by shareholders and appropriate Regulatory Agencies The options granted to the employee will be in accordance with the terms and conditions under the plan.  The employee will be issued at a minimum 500,000 or (5%) of the authorized plan whichever is greater as an initial grant.  He will be eligible for future grants during the life of this contract to be recommended by the Chief Scientific Officer and the Chief Executive Officer and approved by the Board of Directors in their sole discretion.

Stock options will be fully vested if the company is sold, merged or acquired by another company and the employee is not retained by the new company.  Vesting will accelerate one year if the company is sold, merged or acquired by another company and the employee is retained by the new company.

4. Executive Benefit Plans; Fringe Benefits.

Upon satisfaction of any applicable eligibility requirements, Executive shall be entitled to participate in whatever other executive benefit plans are maintained by Company and to enjoy such other fringe benefits at the same level and on the same terms Company may offer to other Executives who have similar job responsibilities.  Disability; the company will purchase a policy on behalf of the executive of 70% of base salary, adjustable for inflation.  In case of disability, the company will continue to pay the 30% of the salary for a year.

5. Restrictive Covenants.

In consideration of this Employment Agreement and the severance benefits conferred herein, Executive agrees to the following:

5.1 Confidentiality: Executive agrees to maintain in strictest confidence all proprietary data and other confidential information (whether concerning the Company or any of its customers or proposed customers) obtained or developed by Executive in the course of his employment with the Company, Such information and data shall include but not be limited to the Company’s trade secrets, patents, inventions, systems, computer programs and software, procedures, manuals, confidential reports and communications and lists of customers and clients, as well as Information that the Company may obtain from third parties in confidence or subject to non-disclosure or similar agreements.  All such information and data is and shall remain the exclusive property of the Company (or, in certain circumstances, its particular customer) and shall be used solely for the benefit of the Company.  Any such information and data in Executive’s possession after termination of his employment shall be promptly returned to the Company.  Executive’s obligations under this Section 5.1 shall survive any termination of his employment.

5.2 Non-Competition: Executive acknowledges that he is a key employee of the Company and his talents and services are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company.  In order for the Company to protect its interests against the competitive use of any confidential information, knowledge or relationships concerning the Company and its business to which Executive will have access by virtue of the special nature of his relationship with the Company and his involvement in its affairs, and in consideration of the payments made to Executive hereunder and the agreements of the parties herein.  Executive agrees that, for so long as this Agreement is in effect and for a period of one (1) year after this Agreement terminates, Executive will not own (by ownership of securities or otherwise), manage, operate, control, engage in as an equity participant or be employed by or act as a consultant to, or be connected in any manner with, the ownership, management or control of any business which is competitive with the business presently conducted by the Company or any prospective business under active consideration by the Company at the time of termination. In recognition of the geographic extent of the Company’s existing and anticipated operations and the nature of the Company’s business and competitive circumstances, the restrictive covenant contained in this Section 5.2 shall apply in the US.

5.3 Solicitation: Executive agrees that, for so long as this Agreement is in effect and for a period of one (1) year after this Agreement terminates, executive shall not solicit or induce any employee of the Company to leave the employ of the Company, or to hire or attempt to hire any such employee on behalf of Executive or on behalf of any other person or entity, and Executive further agrees not to interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between the Company and any of its clients, customers, suppliers or employees.

5.4 Remedy for Breach: The parties recognize that the services to be rendered under this Agreement by Executive are special, unique, and of an extraordinary character, and that in the event of a breach of this Section 5 by Executive, then the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction in equity, to enforce the specific performance of any terms, conditions, obligations and requirements of this Section 5, and/or to enjoin the Executive from continuing those actions which are in breach of this Agreement, or to take any or all of the foregoing actions. Nothing herein contained shall be construed to prevent the pursuit of any other remedy, judicial or otherwise, in case of any breach of this Section 5.

6. Inventions/Intellectual Property and Disclosure of Inventions; Any and all inventions, discoveries, improvements or intellectual property which Executive has conceived or made or may conceive or make during the period of employment relating to or to any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by the Company shall be the sole and exclusive property of the Company.  The obligations provided for by this Agreement do not apply to any rights the Executive may have acquired in connection with any rights the Executive may have developed entirely on the Executive’s own time so long that it does not relate directly or indirectly to the business of the Company or the Company’s actual or demonstrable anticipated research or which does not result from any work performed by the Executive for the Company.  The Executive agrees to disclose promptly to the Company all such improvements, discoveries, or inventions which the Executive has made or may make solely, jointly, or commonly with others.  He further agrees to assign as appropriate such improvements, discoveries, inventions or intellectual property to the Company, where the rights are the property of the Company and agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable it, at its expense, to apply for, prosecute and obtain Letters of Patent of the United States or foreign countries for said improvements, discoveries, inventions or intellectual property or in order to assign or convey to or vest in the Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.

7. Section Headings.  Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

8. Amendment.  This Agreement may be amended or modified only in writing signed by both parties.

9. Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10. Waiver.  The failure of either party hereto in anyone or more incidences to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the waiver of any breach of any of the terms of this Agreement shall not be construed as waiving any such terms and the same shall continue to remain in full force and effect as if no such forbearance or waiver had occurred.

11. Applicable Law.  This Agreement shall be construed according to and governed by the laws of the State of California, and Executive expressly consents to submit himself to the jurisdiction of the federal and state courts of the State of California

12. Reformation and Severability.  In the event any provision or portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, any such provision or portion may be reformed by the Court so as to make it valid or enforceable, whereupon the parties agree that said provision or portion shall be valid and enforceable by or upon them.  Any such holding shall not invalidate or render unenforceable any other term contained in this Agreement.

13. Entire Agreement.  This Agreement embodies the entire understanding of the parties with respect to Executive’s employment with Company and incorporates any previous agreement, written or oral, relating to such employment.  The Executive agrees that no other promises or representations of any kind were made to him by the Company prior to or coincident with his signing of this Agreement.

14. Assignment and Successors.  Executive’s rights under this Agreement shall not be assignable by the Executive.  This Agreement may be assigned by Company and shall inure to the benefit of and be binding upon Company, its successors and assigns.

15. Notices.  Any notice to be given under this Agreement must be in writing and either delivered in person or sent by first class certified or registered mail, return receipt requested, postage prepaid, if to the Company, in care of its CEO, William M. Caldwell, IV, and/or Michael West at 381 Plantation Street, Worcester, MA 01605, and if to the Executive, at his home address or addresses as either party shall have designated in writing to the other party hereto.

IN WITNESS WHEREOF, Company has hereunto caused its corporate name to be signed and sealed, and Executive has hereunto set his hand, all being done in duplicate originals, with one original being delivered to each party as of the day and year first above written.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date first above written.

Accepted by Executive:

/s/ Robert P. Lanza
Robert P. Lanza
Vice-President
Medical & Scientific Development

ADVANCED CELL TECHNOLOGY, INC. and ADVANCED CELL TECHNOLOGY HOLDINGS, INC

/s/ William M. Caldwell
William M. Caldwell
Chief Executive Officer